As filed with the Securities and Exchange Commission April 27, 2016
Registration No. 333-127667
Registration No. 333-155450
Registration No. 333-175533

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-127667
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-155450
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-175533

UNDER THE SECURITIES ACT OF 1933

HEARTLAND PAYMENT SYSTEMS, LLC
(Exact name of registrant as specified in its charter)

Delaware	22-3755714
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
10 Glenlake Parkway, North Tower Atlanta, Georgia 30328 (Address of Principal Executive Offices)

HEARTLAND PAYMENT SYSTEMS, INC. 2008 EQUITY INCENTIVE PLAN
HEARTLAND PAYMENT SYSTEMS, INC. 2002 PEPSHARES PLAN
HEARTLAND PAYMENT SYSTEMS, INC. 2000 EQUITY INCENTIVE PLAN
(Full title of the plan)

David L. Green, Esq.
Executive Vice President, General Counsel and Corporate Secretary
Global Payments Inc.
10 Glenlake Parkway, North Tower,
Atlanta, Georgia 30328-3473
(770) 829-8234
(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). (Check one):

Large accelerated filer	☒		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES
These post-effective amendments (these “Post-Effective Amendments”), filed by Heartland Payment Systems, LLC, a Delaware limited liability company (the “Company”) (as successor registrant to Heartland Payment Systems, Inc., a Delaware corporation), remove from registration all shares of common stock, par value $0.001 per share, of Heartland Payment Systems, Inc. (the “Shares”) registered under the following Registration Statements on Form S-8 filed by Heartland Payment Systems, Inc. (the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”), pertaining to the registration of the Shares offered under certain employee benefit and equity plans and agreements.

Registration No.	Date Filed with the SEC	Name of Equity Plan or Agreement	Shares
333-127667	August 18, 2005	Heartland Payment Systems, Inc. Second Amended and Restated 2000 Equity Incentive Plan Heartland Payment Systems, Inc. 2002 PEPShares Plan	11,950,986

333-155450	November 19, 2008	Heartland Payment Systems, Inc. 2008 Equity Incentive Plan	7,250,000

333-175533	July 13, 2011	Heartland Payment Systems, Inc. 2008 Equity Incentive Plan, as amended and restated	6,641,219
On April 22, 2016, pursuant to the Agreement and Plan of Merger, dated as of December 15, 2015, by and among Heartland Payment Systems, Inc. (the predecessor to the Company), Global Payments Inc., a Georgia corporation (“Global Payments”), Data Merger Sub One, Inc., a Delaware corporation (“Merger Sub One”), and Data Merger Sub Two, LLC, a Delaware limited liability company (“Merger Sub Two”), Global Payments acquired the Company by way of two mergers (the “Mergers”). In the initial merger, Merger Sub One merged with and into the predecessor to the Company, with the predecessor to the Company surviving as a wholly owned subsidiary of Global Payments. Immediately after the initial merger, the predecessor to the Company merged with and into Merger Sub Two, with Merger Sub Two surviving as a wholly owned subsidiary of Global Payments under the name of Heartland Payment Systems, LLC.
In connection with the Mergers, the Company is terminating all offerings of the Shares pursuant to the Registration Statements. In accordance with an undertaking made by the predecessor to the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any Shares that remain unsold at the termination of the offering, the Company hereby removes from registration all Shares registered under the Registration Statements that remain unsold as of the date hereof and terminates the effectiveness of the Registration Statements.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on April 27, 2016. No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.

HEARTLAND PAYMENT SYSTEMS, LLC

By:	/s/ David L. Green
David L. Green
Secretary